EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2006 on the financial statements of Newport International Group, Inc. for the years ended December 31, 2005 and 2004 included in the registration statement on Form S-8 of Newport International Group Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Sherb & Co., LLP

SHERB& CO., LLP.

Boca Raton, Florida

June 20, 2006